Exhibit 10.14

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 19, 2017 (the “Effective Date”) between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) UPWORK INC., a Delaware corporation, ELANCE, INC., a Delaware corporation, UPWORK GLOBAL INC., a California corporation, and UPWORK TALENT GROUP INC., a Delaware corporation (each and together, jointly and severally, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Revolving Line.

(a) Availability. Subject to the terms and conditions of this Agreement, to the completion of the Initial Audit, and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.3 Cash Management Services Sublimit. Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (A) (i) Two Million Five Hundred Thousand Dollars ($2,500,000), minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit issued by Bank (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) (provided, however, the aggregate amount of Letters of Credit referred to in clause (ii) shall not be deducted from clause (i) if such Letters of Credit are secured by cash collateral pursuant to Section 4.1) or (B) (i) the lesser of the Revolving Line or the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances, minus (iii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.4 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit issued by Bank shall at all times reduce the amount otherwise available for Advances under the Revolving Line unless such Letters of Credit are secured by cash collateral pursuant to Section 4.1. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) (i) Two Million Five Hundred Thousand Dollars ($2,500,000), minus (ii) the sum of all amounts used for Cash Management Services or (B) (i) the lesser of the Revolving Line or the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services).

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred percent (100%) for Letters of Credit denominated in Dollars or at least one hundred five percent (105%) for Letters of Credit denominated in a Foreign Currency, in each case of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance reasonably acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its reasonable discretion) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.5 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, on the Effective Date, Bank shall make a term loan to Borrower in the original principal amount of Fifteen Million Dollars ($15,000,000) (the “Term Loan”). After repayment, the Term Loan (or any portion thereof) may not be reborrowed.

(b) Repayment. Commencing on the first Payment Date following the Effective Date, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan at the rate set forth in Section 2.7(a)(ii). Commencing on the first Payment Date following the expiration of the Interest Only Period, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above. All outstanding principal and accrued and unpaid interest under the Term Loan, and all other outstanding Obligations with respect to the Term Loan, are due and payable in full on the Term Loan Maturity Date.

(c) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan, and (B) all other sums, if any, that shall have become due and payable with respect to the Term Loan, including interest at the Default Rate with respect to any past due amounts.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan, and (ii) all other sums, if any, that shall have become due and payable with respect to the Term Loan, including interest at the Default Rate with respect to any past due amounts.

2.6 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).

2.7 Payment of Interest on the Credit Extensions.

(a) Interest Rates.

(i) Advances. Subject to Section 2.7(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.7(d) below.

(ii) Term Loan. Subject to Section 2.7(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to one-quarter of one percent (0.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.7(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.7(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 2:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.8 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Sixty Two Thousand Five Hundred Dollars ($62,500), on the Effective Date, less the good faith deposit of Twenty Thousand Dollars ($20,000) previously remitted by Borrower to Bank.

(b) Bank Expenses. All documented Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement, which fees for the documentation and negotiation of this Agreement will not exceed $25,000 provided no more than two turns of the Loan Documents and provided further that any legal fees in excess of $25,000 shall require Bank’s counsel to provide an itemized bill containing detailed task descriptions with associated time expended for each task) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank.

(d) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.8 pursuant to the terms of Section 2.9(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.8.

2.9 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit Borrower’s deposit accounts, including the Designated Deposit Account, and any other accounts which are mutually agreed upon in advance, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.10 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.10 shall survive the termination of this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to the Loan Documents;

(b) [reserved];

(c) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(f) [reserved];

(g) duly executed signature to a payoff letter from Pacific Western Bank;

(h) evidence that (i) the Liens securing Indebtedness owed by Borrower to Pacific Western Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(i) certified copies, dated as of a recent date, of financing statement searches, as Bank may reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) the Perfection Certificate of Borrower, together with the duly executed signatures thereto;

(k) [reserved];

(l) [reserved];

(m) [reserved];

(n) evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(o) [reserved];

(p) [reserved]; and

(q) payment of the fees and Bank Expenses then due as specified in Section 2.7 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension, taking into account updates thereof subsequent to the Effective Date to the extent permitted by notice to the Bank by one or more specific provisions of this Agreement; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true, accurate and complete in all material respects as of such date or with respect to such time period, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects, taking into account updates thereof subsequent to the Effective Date to the extent permitted by notice to the Bank by one or more specific provisions of this Agreement; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true, accurate and complete in all material respects as of such date or with respect to such time period; and

(c) Bank determines to its reasonable satisfaction that there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance (other than Advances under Sections 2.3 or 2.4) set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 2:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format reasonably acceptable to Bank that is executed by an Authorized Signer. Bank shall have received reasonably satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may reasonably request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

3.5 Post-Closing Requirements.

(a) Within ninety (90) days after the Effective Date, Borrower shall replace all existing letters of credit issued by financial institutions other than Bank with one or more Letters of Credit issued by Bank;

(b) Within thirty (30) days after the Effective Date, Borrower shall deliver to Bank duly executed Control Agreements for the Borrower’s deposit and securities accounts listed on Exhibit C reasonably satisfactory to Bank in its sole discretion;

(c) Prior to Bank’s initial Advance, the completion of the Initial Audit; and

(d) Prior to Bank’s initial Advance, Borrower shall deliver to Bank a completed Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts).

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated in accordance with the provisions set forth in Section 12.1, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its reasonable judgment for Bank Services, if any. Bank shall use reasonable commercial efforts to inform Borrower within a commercially reasonable period of time what constitutes acceptable cash collateral with respect to each Bank Services Agreement in force and effect when Borrower delivers its written termination notice. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred percent (100%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred five percent (105%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.    Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by each Borrower entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth the mailing address at which Borrower owns, leases or occupies real property and the Borrower has provided written notice of Borrowers’ principal place of business and/or chief executive office; (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date (whether through the delivery of a new Perfection Certificate, written notice to Bank of updates thereto, or delivery of a Compliance Statement) to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is, to Borrower’s knowledge, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as set forth in the Perfection Certificate (as updated from time to time in accordance with Section 5.1), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted or where failure to obtain such consents, approvals and authorizations would be reasonably likely to result in a Material Adverse Change.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Until such time as all Obligations are satisfied in full and Bank has no further obligation to make Credit Extensions to Borrower, Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations, provided that Borrower, in its sole discretion, may choose to shut down or dissolve any Subsidiary, including without limitation Elance EEC Ireland Limited; provided that the assets and property of such Subsidiary (if not a Borrower or Guarantor) shall be transferred to a Borrower or Guarantor. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, where the failure to so comply would reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:

(a) a Borrowing Base Statement (and any schedules related thereto and including any other information reasonably requested by Bank with respect to Borrower’s Accounts) within thirty (30) days after the end of each month;

(b) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings for Borrower’ Enterprise Accounts, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings for Borrower’ Enterprise Accounts (aged by invoice date), and general ledger;

(c) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month in a form reasonably acceptable to Bank (the “Monthly Financial Statements”), which Monthly Financial Statements shall include a detailed cash report that shows month-end balances for all of the Borrower’s and its Subsidiaries’ Collateral Accounts;

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a completed Compliance Statement, confirming that, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e) as soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, a recurring revenue cohort report in a form reasonably acceptable to Bank;

(f) within sixty (60) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(g) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such opinion may contain a “going concern” qualification typical for venture backed companies similar to Borrower) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, which includes any of the “Big Four” US accounting firms;

(h) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within ten (10) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(i) within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(j) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in a judgment against Borrower or any of its Subsidiaries of, individually or in the aggregate, Seven Hundred Fifty Thousand Dollars ($750,000) or more; and

(k) promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Any submission by Borrower of a Compliance Statement, a Borrowing Base Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Enterprise Accounts. Borrower shall use commercially reasonable efforts to (i) within one (1) year after the Effective Date, establish payment and billing system functionality necessary to utilize the Cash Collateral Account (as defined below) and (ii) promptly following the establishment thereof, direct Account Debtors to deliver or transmit all proceeds of Enterprise Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Subject to the foregoing requirement, upon the occurrence and during the continuance of an Event of Default, Borrower shall, once Borrower has established payment and billing system functionality necessary to utilize the Cash Collateral Accounts, use commercially reasonable efforts to immediately deliver all payments on and proceeds of Enterprise Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be transferred on a daily basis to Borrower’s operating account with Bank (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to transfer such amounts). Following the establishment thereof, Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Enterprise Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d) Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(f) Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. In addition, Bank may notify Account Debtors to make payments in respect of Accounts directly to Bank.

(g) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out, obsolete or fully-depreciated Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Three Hundred Thousand Dollars ($300,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank in its reasonable discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice (ten (10) days for cancellation as a result of non-payment of premium) before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Accounts.

(a) Maintain its and all of its Subsidiaries’ Cash Collateral Accounts (subject to the terms and conditions set forth in Section 6.3(c)), and Domestic Investments with Bank and Bank’s Affiliates in the United States, which accounts shall represent at least eighty-five percent (85%) of the dollar value of Borrower’s and such Subsidiaries’ Domestic Investments at all financial institutions. For purpose of clarity, if at any time Borrower does not maintain any Domestic Investments, such failure shall not violate the requirement set forth above.

(b) In addition to and without limiting the restrictions in (a), Borrower shall provide Bank ten (10) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Financial Covenants.

(a) Adjusted Quick Ratio. Maintain at all times, to be certified to Bank as of the last day of each month, an Adjusted Quick Ratio of equal to or greater than 1.30 to 1.00. Additionally, the component of Quick Assets which makes up Borrower’s unrestricted and unencumbered cash in Deposit Accounts maintained with Bank shall be equal to or greater than Ten Million Dollars ($10,000,000).

(b) EBITDA. Achieve, measured as of the last day of each fiscal quarter during the following periods, EBITDA of at least (loss not worse than) the following amounts:

Period	Minimum EBITDA (maximum loss)
Trailing three (3) month period ending September 30, 2017	$500,000
Trailing six (6) month period ending December 31, 2017	($3,000,000)
Trailing nine (9) month period ending March 31, 2018	($6,000,000)
Trailing twelve (12) month period ending June 30, 2018	($5,000,000)
Trailing twelve (12) month period ending September 30, 2018	($4,000,000)
Trailing twelve (12) month period ending December 31, 2018	($2,000,000)
Trailing twelve (12) month period ending March 31, 2019	$1.00
June 30, 2019 and thereafter	Bank and Borrower shall
use reasonable efforts to
mutually agree in good
faith upon reasonable
minimum EBITDA
numbers consistent with
past practices based on
Borrower’s projections
approved by the Board
delivered pursuant to
Section 6.2(f); provided
failure to so agree on or
before March 31 of such
fiscal year shall be an
immediate Event of Default

6.10 Protection of Intellectual Property Rights.

(a) (i) Use all commercially reasonable efforts necessary to protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank requests to attempt to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future if such Restricted License would be material to Borrower’s business, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Online Banking.

(a) Utilize Bank’s online banking platform for all matters reasonably requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b) Comply with the terms of the “Banking Terms and Conditions” and ensure that all persons utilizing the online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via the online banking platform and to further assume that any submissions or requests made via the online banking platform have been duly authorized by an Administrator.

6.13 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Effective Date or if in Bank’s reasonable credit judgment with respect to any Subsidiary existing on the Effective Date, Borrower and such Guarantor shall (a) cause such Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided however that in no event shall Borrower or any Guarantor be required to comply with any of the foregoing in respect of a Subsidiary (including without limitation, Upwork Escrow Inc.) that is subject to regulation of any internet escrow, regulator, money transmission regulator, trust company regulator or similar Governmental Authority, including without limitation the State of California’s Department of Business Oversight to the extent compliance would not permitted by such regulation. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that would reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (each, a “Permitted Transfer”) (a) of Inventory in the ordinary course of business; (b) of worn-out, fully-depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Any notices provided to Bank pursuant to this Section 7.2 shall be deemed to update the information provided by Borrower in the Perfection Certificate.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than Permitted Acquisitions. Borrower or a Subsidiary may (i) merge or consolidate into another Subsidiary or into Borrower; provided that the Borrower or Guarantor is the surviving entity if such merger of consolidation includes a Borrower or Guarantor or (ii) acquire all or substantially all of the capital stock or property of another Subsidiary or into Borrower; provided that the Borrower or Guarantor is the surviving entity if stock acquisition includes a Borrower or Guarantor.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Intellectual Property of Borrower or any Subsidiary, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock of directors, employees or consultants pursuant to employee stock purchase plans, restricted stock agreements, rights or first refusal or other similar agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year, or (iv) repurchase the stock of existing investors of Borrower other than pursuant to employee stock purchase plans, restricted stock agreements, rights of first refusal or other similar agreements in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) in the aggregate during the term of this Agreement so long as (x) an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, (y) immediately prior to such repurchase, Borrower is EBITDA positive on a trailing twelve (12) month basis, and (z) immediately after giving effect to any such repurchase, Borrower has cash of at least Twenty Five Million Dollars ($25,000,000); or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) sales of equity securities in bona fide venture financing transactions so long as such transaction doesn’t result in a Change of Control, (ii) the incurrence of Subordinated Debt, (iii) Investments permitted under sub-clauses (f) and (g) of the definition of Permitted Investments, (iv) commercially reasonable and customary compensation arrangements approved by the Board of Directors of Borrower, (v) transactions which are contemplated, described in, or permitted by Sections 7.4 or 7.7 and (vi) other transactions that are in the ordinary course of Borrower’s business or as otherwise permitted by this Agreement, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default. Borrower (a) fails or neglects to perform any obligation in Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or (b) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents and as to any default (other than those specified in clause (a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2 shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a);

8.3 Investor Abandonment. There is a lack of Investor Support;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any fifteen (15) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Seven Hundred Fifty Thousand Dollars ($750,000); or (b) any breach or default by Borrower or Guarantor, the result of which would reasonably be expected to have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within fifteen (15) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral; or

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred percent (100%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred five percent (105%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its reasonable business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts or require cash collateralization satisfactory to Bank with respect thereof;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof);

(l) require the Borrower to (and Borrower shall) cause Upwork Escrow Inc. to transfer cash and cash equivalents (each as defined under GAAP) held in accounts of Upwork Escrow Inc. to accounts of the Borrower held at Bank in an amount not to exceed 90% of Upwork Escrow Inc.’s aggregate cash and cash equivalent balances within 5 days of such request; provided, however, that Borrower shall not be required to make any transfers which would result in a violation of applicable laws, including, without limitation, laws pertaining to internet escrow agents.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact to: (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Bank or a third party as the Code permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all Account Debtors to pay Bank directly. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	c/o Upwork Inc.
441 Logue Avenue
Mountain View, CA 94043
Attn: GENERAL COUNSEL’S OFFICE Email: legalnotices@upwork.com with a copy (which shall
not constitute notice) to:	FENWICK & WEST LLP Attn: Samuel Angus, Esq. 555 California St., 12th Floor
San Francisco, CA 94104
Telephone: (415)875-2300
Email: sangus@fenwick.com

If to Bank:	Silicon Valley Bank 555 Mission Street
San Francisco, CA 94105
Attn: Sean Thompson
Fax:
Email: sthompson@svb.com

with a copy (which shall
not constitute notice) to:	Riemer & Braunstein LLP 3 Center Plaza
Boston, MA 02108
Attn: Charles W. Stavros, Esq.
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com

11 CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Termination Prior to Maturity Date; Survival. This Agreement and Bank’s Lien on the Collateral shall terminate when all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash and Bank has no commitment to make any Credit Extensions under this Agreement. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any third party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except in each case for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, including financial information and other non-public information, Bank shall (i) hold such information in strict confidence and exercise the same degree of care that it exercises for its own proprietary information, and in no event less than reasonable care, (ii) not use any such information for any purpose other than in connection with this Agreement, (iii) not disclose any such information to any third parties; provided, however, that disclosure of such information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means the purchase or other acquisition (whether by merger, consolidation or otherwise) by Borrower of all or substantially all of the assets, stock or other equity interests of a Person.

“Adjusted Net Revenue” means the sum of Borrower’s (a) revenue as regularly computed and reported to the Board, minus (b) cost-of-sales associated with Borrower’s Enterprise Managed Services, each determined according to GAAP.

“Adjusted Quick Ratio” means, for any date of determination, the ratio of (a) Quick Assets, to (b) the sum of (i) the principal amount of Term Loans outstanding and Advances plus (ii) Borrower’s accounts payable determined according to GAAP.

“Administrator” is an individual that is named (a) as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of Borrower; and (b) as an Authorized Signer of Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit issued by Bank (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances. For purposes of clarification, the aggregate amount of Letters of Credit referred to in clause (b) and amounts used for Cash Management Services in clause (c) shall not reduce the Availability Amount to the extent secured by cash collateral pursuant to Section 4.1.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable out-of-pocket audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit pursuant to Section 2.4 and Cash Management Services pursuant to Section 2.3.

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) the Non-Formula Amount, plus (b) eighty-five percent (85%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that Bank has the right to decrease the foregoing percentage in its reasonable business judgment to mitigate the impact of events or conditions which have adversely affected the value of the Collateral after providing written notice to Borrower at least five (5) Business Days in advance of such decrease.

“Borrowing Base Statement” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, except that if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean an FX Business Day.

“Cash Collateral Account” is defined in Section 6.3(c).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.3.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50.0% or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement or as otherwise permitted in this Agreement or if such Liens are required to be created in order to comply with applicable law).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for Cash Management Services, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.7(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue in accordance with GAAP.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” any deposit account of Borrower maintained with Bank as chosen by Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Investments” shall mean all investments determined according to GAAP, and shall exclude all cash and Cash Equivalents (including, without limitation, money market accounts and certificates of deposit that are classified as cash or Cash Equivalents on Borrower’s balance sheet).

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, (a) Net Income, plus, (b) to the extent deducted in the calculation of Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense and amortization expense, (iv) non-cash stock compensation expense, (v) other non-operating non-cash income and expenses, excluding foreign currency gains/losses, (vi) write-off or impairment of intangible assets, (vii) any costs and expenses in connection with the repayment of Indebtedness owing to Pacific Western Bank on the Effective Date, (viii) any costs and expenses in connection with the negotiation and preparation of this Agreement and the other Loan Documents, (ix) in respect of foreign currency gains/losses, (A) up to $500,000 in the trailing three (3) month period ending September 30, 2017, (B) up to $750,000 in the trailing six (6) month period ending December 31, 2017 and the trailing nine (9) month period ending March 31, 2018, and (C) up to $1,000,000 thereafter, and (x) other non-cash expenses approved by Bank in writing on a case-by-case basis.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts owing to Borrower in connection with Borrower’s Enterprise Accounts which arise in the ordinary course of Borrower’s business that meet in all material respects all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its reasonable discretion. Bank reserves the right, at any time after the Effective Date, in its reasonable discretion in each instance, to either (i) adjust any of the criteria set forth below and to establish new criteria or (ii) deem any Accounts owing from a particular Account Debtor or Account Debtors to not meet the criteria to be Eligible Accounts. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor (i) which is a Foreign Subsidiary that is not located in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, in the case of clause (i) and (ii), other than Eligible Foreign Accounts;

(f) Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);

(g) Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;

(h) Accounts billed and/or payable in a Currency other than Dollars in an aggregate amount for all such Accounts not to exceed more than five percent (5.00%) of the Borrowing Base;

(i) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(j) Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;

(k) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l) Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(n) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(o) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(s) Accounts for which the Account Debtor has not been invoiced;

(t) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(u) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);

(v) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(w) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “Return Material Authorization (RMA)” accounts);

(x) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y) [reserved];

(z) That portion of Accounts owing from any single Account Debtor that exceeds thirty percent (30%) of all of Borrower’s Accounts, except for Johnson & Johnson and Alphabet Inc., for which such percentage is forty percent (40%), unless Bank approves a greater percentage in writing; and

(aa) Accounts for which Bank in its reasonable business judgment determines collection to be unlikely, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Accounts” are Accounts billed and collected by Borrower in the United States which are owing from an Account Debtor which has its principal place of business outside of the United States, but in each case otherwise constitute Eligible Accounts; provided, however, the aggregate amount of all Eligible Foreign Accounts included as Eligible Accounts in the calculation of the Borrowing Base shall not exceed the lesser of (a) Five Million Dollars ($5,000,000) or (b) thirty percent (30%); for purposes of clarity and notwithstanding the provisions set forth above, the Accounts of each of Johnson & Johnson, Mozilla and Unilever shall each constitute an Eligible Foreign Account subject to the cap set forth above.

“Enterprise Accounts” means those Accounts owing to Borrower from its clients that have purchased a product that provides for net terms billing with Borrower.

“Enterprise Managed Services” means those services provided by Borrower to its clients with Enterprise Accounts, whereby Borrower is responsible for delivering the final work product to the client and uses subcontractors to create or deliver such work product.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Financial Statement Repository” is each of (a) Bank’s e-mail address specified in Section 10 or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time and (b) Bank’s online banking platform described in Section 6.12.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Only Period” is the period of time commencing on the Effective Date through the earlier to occur of (a) March 31, 2019 or (b) the occurrence of an Event of Default.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investor Support” means the Lead Investors have provided clear written indication (or have failed to otherwise confirm in writing (including via email) within fifteen (15) Business Days of Bank’s formal written request to the Lead Investors and Borrower) that it is their intention to not continue to fund Borrower in the amounts and timeframe necessary (when taken together with Borrower’s other financial resources) to enable Borrower to satisfy the Obligations as they become due and payable.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Stephane Kasriel as of the Effective Date, and (b) Chief Financial Officer, who is Brian Levey as of the Effective Date. Mr. Levey also serves as Upwork Inc.’s General Counsel and Corporate Secretary as of the Effective Date.

“Lead Investors” means each of (a) Benchmark Capital Partners V, L.P., (b) Sigma Partners 6, L.P. and its Affiliates, (c) the Stripes Group, and (d) Thomas Layton.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.4.

“Letter of Credit Application” is defined in Section 2.4(b).

“Letter of Credit Reserve” is defined in Section 2.4(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; and (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period in accordance with GAAP.

“Non-Formula Amount” is (a) from the Effective Date through and including December 30, 2018, Five Million Dollars ($5,000,000), and (b) thereafter, Three Million Dollars ($3,000,000).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.6.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is (a) with respect to the Term Loan, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” or “Permitted Acquisitions” is any Acquisition by Borrower, provided that each of the following shall be applicable to each such Acquisition:

(a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date of such Acquisition or reasonably related thereto;

(c) [reserved];

(d) Borrower shall provide Bank with written notice of the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, including copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided, that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(e) the total cash consideration for all such Acquisitions does not exceed (i) Three Million Dollars ($3,000,000) in the aggregate in any fiscal year, (ii) Five Million Dollars ($5,000,000) in any instance if (A) prior to the consummation of such Acquisition, Borrower has positive EBITDA on a trailing twelve (12) month basis and (B) after giving effect to any such Acquisition, Borrower has cash of at least Twenty Five Million Dollars ($25,000,000), or (iii) such greater amounts as approved by Bank on a case-by-case basis, and in each case, shall be approved by the Board;

(f) after giving effect to the consummation of such Acquisition, on a pro forma twelve (12) month basis, Borrower shall be in compliance with the financial covenant set forth in Section 6.9;

(g) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank, if applicable and (y) Permitted Liens; and

(h) the Acquisition shall not constitute an Unfriendly Acquisition.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a), (c) and (j) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness of any Subsidiaries to Borrower in an aggregate principal amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000);

(h) undrawn letters of credit issued by Bank;

(i) unsecured Indebtedness of Borrower arising from corporate credit cards and merchant services agreements incurred in the ordinary course of business in an aggregate amount not to exceed One Million Dollars ($1,000,000);

(j) Indebtedness not to exceed One Million Dollars ($1,000,000) in aggregate amount outstanding at any time under letters of credit that serve to secure real property leases for a period of sixty (60) days following the Effective Date;

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) (i) existing on the Effective Date which are shown on the Perfection Certificate or (ii) contemplated by and described in the Perfection Certificate delivered on the Effective Date;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Bank has a first priority perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments (i) by Borrower in any other Borrower or any Guarantor, (ii) by the Borrower in Subsidiaries (that are not a Borrower or Guarantor) not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year and (iii) by a Subsidiary (that is not a Borrower or Guarantor) in another Subsidiary or in Borrower;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business (other than as contemplated by and described in the Perfection Certificate delivered on the Effective Date), and (ii) loans to employees, officers or directors in the ordinary course of business, and in the case of both (i) and (ii) above, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) Investments that constitute a Permitted Acquisition;

(l) joint ventures, strategic alliances, licensing and similar agreements, provided that any cash investments by Borrower do not exceed do not exceed Two Million Dollars ($2,000,000) in the aggregate in any fiscal year; and

(m) other Investments not otherwise permitted by Section 7.7 not exceeding Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, mechanics, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA) in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time;

(i) Liens on cash deposit or letters of credit to secure Borrower’s obligations to landlords in connection with real estate leases in an aggregate amount not exceed One Million Dollars ($1,000,000) at any time;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement; and

(l) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (k), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Quick Assets” is, on any date of determination, the sum of (a) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained with Bank, plus (b) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained at financial institutions other than Bank subject to Control Agreements in favor of Bank, plus (c) the aggregate amount of cash and Cash Equivalents held at such time by Upwork Escrow Inc., plus (d) Borrower’s accounts receivable determined according to GAAP, minus (e) Borrower’s accrued hourly billing liabilities determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its reasonable judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank reasonably determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any license or other agreement which is material to the conduct of Borrower’s business with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to interfere with Bank’s right to sell any Collateral.

“Revenue Trigger Event” means the delivery to Bank of evidence reasonably satisfactory to Bank demonstrating that Borrower has achieved Adjusted Net Revenue of at least Forty Nine Million Dollars ($49,000,000) for any trailing three (3) month period on or before June 30, 2018.

“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000); provided, however, upon the occurrence of the Revenue Trigger Event, “Revolving Line” shall mean an aggregate principal amount equal to Twenty Five Million Dollars ($25,000,000).

“Revolving Line Maturity Date” is March 19, 2020.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (ii) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan” is defined in Section 2.5(a) of this Agreement.

“Term Loan Maturity Date” is the earlier to occur of (a) the occurrence and continuance of an Event of Default or (b) three (3) years after the expiration of the Interest Only Period.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unfriendly Acquisition” is any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally governing body) of the Person to be acquired.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

UPWORK INC.

By	/s/ Brian Levey
Name: Brian Levey
Title: Chief Financial Officer, General Counsel and Secretary

ELANCE, INC.

By	/s/ Junko Swain
Name: Junko Swain
Title: Treasurer

UPWORK GLOBAL INC.

By	/s/ Brian Levey
Name: Brian Levey
Title: Chief Financial Officer, General Counsel and Secretary

UPWORK TALENT GROUP INC.

By	/s/ Junko Swain
Name: Junko Swain
Title: Treasurer

BANK:

SILICON VALLEY BANK

By	/s/ Sean Thompson
Name: Sean Thompson
Title: Vice President

Signature Page to Loan and Security Agreement

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting capital stock of such Subsidiary; (b) all shares of capital stock of Upwork Escrow Inc. for which Elance, Inc. is the beneficial owner which are pledged to the California Department of Business Oversight; (c) consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations, registrations, filings or notice (collectively, “Governmental Approvals”) issued by or from any governmental or regulatory authority if granting a security interest or Lien thereon is prohibited or would expose Borrower to the risk of termination, revocation or any similar result with respect to such Governmental Approval; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank (d) any interest of Borrower as a lessee or sublessee under a real property lease; (e) rights held under a license or other contract that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank.; (f) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; or (f) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	UPWORK INC., ELANCE, INC., UPWORK GLOBAL INC., and UPWORK TALENT GROUP INC.

Under the terms and conditions of the Loan and Security Agreement between Upwork Inc., Elance, Inc., Upwork Global Inc., and Upwork Talent Group Inc. (each and together, jointly and severally, “Borrower”) and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements with Compliance Statement	Monthly within 30 days	Yes No

Annual financial statements (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 30 days	Yes No

Borrowing Base Statement	Monthly within 30 days	Yes No

Board approved projections	FYE within 60 days and as amended/updated	Yes No

Recurring revenue cohort report	Quarterly within 30 days	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual		Complies
Maintain as indicated:
Minimum Adjusted Quick Ratio	1.30:1.00		:1.00	Yes No
Minimum EBITDA	*	$		Yes No

*	See Section 6.9(b)

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I. Adjusted Quick Ratio (Section 6.9(a))

Required:

Maintain at all times, to be certified to Bank as of the last day of each month, an Adjusted Quick Ratio of equal to or greater than 1.30 to 1.00. Additionally, the component of Quick Assets which makes up Borrower’s unrestricted and unencumbered cash in Deposit Accounts maintained with Bank shall be equal to or greater than Ten Million Dollars ($10,000,000).

Actual:

A.	Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with Bank	$
B.	Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with financial institutions other than Bank subject to a Control Agreement in favor of Bank	$
C.	Aggregate value of cash and Cash Equivalents of Upwork Escrow Inc.	$
D.	Aggregate value of the accounts receivable of Borrower determined according to GAAP	$
E.	Aggregate value of the accrued hourly billing liabilities of Borrower determined according to GAAP	$
F.	Quick Assets (line A plus line B plus line C plus line D minus line E)	$
G.	Aggregate value of principal amount of Term Loans outstanding and Advances	$
H.	Aggregate value of Borrower’s accounts payable determined according to GAAP	$
I.	The sum of lines G and H	$
J.	Adjusted Quick Ratio (line F divided by line I)		:1.00

Is line J equal to or greater than 1.30:1:00?

             No, not in compliance                                                                                                        Yes, in compliance

Is line A equal to or greater than $10,000,000?

             No, not in compliance                                                                                                       Yes, in compliance

II. EBITDA (Section 6.9(b))

Required:	Achieve, measured as of the last day of each fiscal quarter during the following periods, EBITDA of at least (loss not worse than) the following amounts:

Period	Minimum EBITDA (maximum loss)
Trailing three (3) month period ending September 30, 2017	$500,000
Trailing six (6) month period ending December 31, 2017	($3,000,000)
Trailing nine (9) month period ending March 31, 2018	($6,000,000)
Trailing twelve (12) month period ending June 30, 2018	($5,000,000)
Trailing twelve (12) month period ending September 30, 2018	($4,000,000)
Trailing twelve (12) month period ending December 31, 2018	($2,000,000)
Trailing twelve (12) month period ending March 31, 2019	$1.00
June 30, 2019 and thereafter	Bank and Borrower shall use reasonable efforts to mutually agree in good faith upon reasonable minimum EBITDA numbers consistent with past practices based on Borrower’s projections approved by the Board delivered pursuant to Section 6.2(f); provided failure to so agree on or before March 31 of such fiscal year shall be an immediate Event of Default

Actual:

A.	Net Income	$
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$
	2. Income tax expense	$
	3. Depreciation expense	$
	4. Amortization expense	$

	5. Non-cash stock compensation expense	$
	6. Other non-operating non-cash income and expenses, excluding foreign currency gains/losses	$
	7. Write-off or impairment of intangible assets	$
	8. Costs and expenses in connection with the repayment of Indebtedness owing to Pacific Western Bank on the Effective Date	$
	9. Costs and expenses in connection with the negotiation and preparation of the Loan Agreement and the other Loan Documents	$

10.  In respect of foreign currency gains/losses, (A) up to $500,000 in the trailing three (3) month period ending September 30, 2017, (B) up to $750,000 in the trailing six (6) month period ending December 31, 2017 and the trailing nine (9) month period ending March 31, 2018, and (C) up to $1,000,000 thereafter

$
	11. Other non-cash expenses approved by Bank in writing on a case-by-case basis	$
	12. Sum of lines B.1 through B.12	$
C.	EBITDA (line A plus line B.12)	$

Is line C at least (loss not worse than) $______________?

             No, not in compliance                                                                                                   Yes, in compliance

EXHIBIT C

POST-CLOSING CONTROL AGREEMENTS

Institution Name	Institution Address	Account Number	Name of Account Owner
Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Upwork Inc.

CitiBank N.A	P.O. Box 6201, Sioux Falls, SD 57117-6201		Elance-ODesk, Inc./Upwork Inc.

Wells Fargo Bank N.A	Wells Fargo Bank, N.A. (182), PO Box 63020 San Francisco, CA 94163		Elance Inc.

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 29th day of November, 2017 by and between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) UPWORK INC., a Delaware corporation, ELANCE, INC., a Delaware corporation, UPWORK GLOBAL INC., a California corporation, and UPWORK TALENT GROUP INC., a Delaware corporation (each and together, jointly and severally, “Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of September 19, 2017 (as amended, and as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has previously extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

Amendments to Loan Agreement.

Section 2.5. Section 2.5 is amended and restated in its entirety as follows:

Section 2.5. Term Loans.

2.5.1. Term Loan A

(a) Availability. On the Effective Date, Bank made a term loan available to Borrower in the original principal amount of Fifteen Million Dollars ($15,000,000) (the “Term Loan A”). After repayment, the Term Loan A (or any portion thereof) may not be reborrowed.

(b) Repayment. Commencing on the first Payment Date following the Effective Date, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan A at the rate set forth in Section 2.7(a)(ii). Commencing on the first Payment Date following the expiration of the Interest Only Period, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan A in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above. All outstanding principal and accrued and unpaid interest under the Term Loan A, and all other outstanding Obligations with respect to the Term Loan A, are due and payable in full on the Term Loan Maturity Date.

(c) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan A, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan A at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan A, and (B) all other sums, if any, that shall have become due and payable with respect to the Term Loan A, including interest at the Default Rate with respect to any past due amounts.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan A is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan A, and (ii) all other sums, if any, that shall have become due and payable with respect to the Term Loan A, including interest at the Default Rate with respect to any past due amounts.

2.5.2 Term Loan B.

(a) Availability. Subject to the terms and conditions of this Agreement, on the First Amendment Effective Date, Bank shall make a term loan to Borrower in the original principal amount of Nine Million Dollars ($9,000,000) (the “Term Loan B”). After repayment, the Term Loan B (or any portion thereof) may not be reborrowed.

(b) Repayment. Commencing on the first Payment Date following the Effective Date, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan B at the rate set forth in Section 2.7(a)(ii). Commencing on the first Payment Date following the expiration of the Interest Only Period, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan B in (i) forty-seven (47) (forty-two (42) if the Term Loan B Interest Only Extension Trigger is achieved) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above. All outstanding principal and accrued and unpaid interest under the Term Loan B, and all other outstanding Obligations with respect to the Term Loan B, including the Final Payment, are due and payable in full on the Term Loan Maturity Date.

(c) Permitted Prepayment. Borrower shall have the option to prepay all, or any portion, of the Term Loan B, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan B at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan B, and (B) all other sums, if any, that shall have become due and payable with respect to the Term Loan B, including the Final Payment (or the pro rata portion of the Final Payment which shall be due and payable in connection with any partial prepayment by Borrower) and any interest at the Default Rate with respect to any past due amounts. The amount prepaid in connection with any partial prepayments shall be applied to the outstanding principal remaining on a pro rata basis to reduce the remaining principal repayment schedule.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan B is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan B, and (ii) all other sums, if any, that shall have become due and payable with respect to the Term Loan B, including the Final Payment and any interest at the Default Rate with respect to any past due amounts.

Section 2.7(a)(ii). Section 2.7(a)(ii) is amended and restated in its entirety as follows:

“(ii) Term Loan. Subject to Section 2.7(b), (A) the principal amount outstanding under the Term Loan A shall accrue interest at a floating per annum rate equal to one-quarter of one percent (0.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.7(d) below and (B) the principal amount outstanding under the Term Loan B shall accrue interest at a floating per annum rate equal to five and one-quarter of one percent (5.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.7(d) below.”

Section 2.8. Section 2.8 is hereby amended by inserting the following clause (e) immediately after clause (d) thereof:

“(e) Final Payment. The Final Payment, when due hereunder.

Section 5.10. Section 5.10 is hereby amended and restated as follows:

“Borrower shall use the proceeds of (i) the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes and (ii) Term Loan B (together with Advances in an amount not to exceed $10,500,000) solely for the 2017 Stock Repurchase.”

Section 7.7. Section 7.7 is hereby amended and restated as follows:

“(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock of directors, employees or consultants pursuant to employee stock purchase plans, restricted stock agreements, rights or first refusal or other similar agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year, (iv) consummate the 2017 Stock Repurchase; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.”

Section 13 (Definitions). The following new terms and their respective definitions are inserted alphabetically in Section 13.1:

“2017 Stock Repurchase” is the repurchase of stock of existing investors of Borrower other than pursuant to employee stock purchase plans, restricted stock agreements, rights of first refusal or other similar agreements in an aggregate amount not to exceed Nineteen Million Five Hundred Thousand Dollars ($19,500,000) on the First Amendment Effective Date using proceeds of the Term Loan B in addition to certain proceeds attributable to Advances, which proceeds from Advances shall not exceed $10,500,000.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date for the Term Loan B, or (b) the acceleration of the Term Loan B, or (c) the prepayment of the Term Loan B pursuant to Section 2.5.2(c), equal to $101,250 (or the pro rata portion of such amount which shall be due and payable in connection with any partial prepayment by Borrower).

“First Amendment Effective Date” is November 29, 2017.

“Term Loan A” is defined in Section 2.5.1(a).

“Term Loan B” is defined in Section 2.5.2(a).

“Term Loan B Interest Only Extension Trigger” means the delivery to Bank of evidence reasonably satisfactory to Bank demonstrating that Borrower has achieved EBITDA of at least One Million Dollars ($1,000,000) for the trailing six (6) month period ending on September 30, 2018.

Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Adjusted Quick Ratio” means, for any date of determination, the ratio of (a) Quick Assets, to (b) the sum of (i) the principal amount of Term Loan A outstanding and Advances plus (ii) Borrower’s accounts payable determined according to GAAP; for purposes of clarity, the principal amount of Term Loan B outstanding shall not be included in the Adjusted Quick Ratio calculation.

“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for Cash Management Services, Term Loan A, Term Loan B or any other extension of credit by Bank for Borrower’s benefit.

“Interest Only Period” is (i) with respect to the Term Loan A, the period of time commencing on the Effective Date through the earlier to occur of (a) March 31, 2019 or (b) the occurrence of an Event of Default and (ii) with respect to the Term Loan B, the period of time commencing on the Effective Date through the earlier to occur of (a) October 31, 2018 (or March 31, 2019 if the Term Loan B Interest Only Extension Trigger is achieved) or (b) the occurrence of an Event of Default.

“Payment Date” is (a) with respect to any Term Loan, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.

“Term Loan” is Term Loan A or Term Loan B, as the context may require.

“Term Loan Maturity Date” is (i) with respect to the Term Loan A, the earlier to occur of (a) the occurrence and continuance of an Event of Default or (b) three (3) years after the expiration of the Interest Only Period and (ii) with respect to the Term Loan B, the earlier to occur of (a) the occurrence and continuance of an Event of Default or (b) forty-seven (47) (forty-two (42) if the Term Loan B Interest Only Extension Trigger is achieved) months after the expiration of the Interest Only Period.

Exhibit B (Compliance Certificate). The Compliance Certificate is amended in its entirety and replaced with the Compliance Certificate in the form of Exhibit B attached hereto.

Limitation of Amendments.

The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date or time period, in which case they are true and correct as of such date or with respect to such time period), and (b) no Event of Default has occurred and is continuing;

Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of September 19, 2017, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not materially changed, as of the date hereof except as set forth on Schedule A.

No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Effectiveness. As a condition precedent to the effectiveness of this Amendment and the Bank’s obligation to make the Term Loan B and further Advances under the Revolving Line, the Bank shall have received the following documents prior to or concurrently with this Amendment, each in form and substance acceptable to Bank:

this Amendment duly executed by each party hereto;

Borrower’s payment of a fully earned, non-refundable facility fee of Ninety Thousand Dollars ($90,000); and

Borrower’s payment of documented Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Amendment), but only the amount by which such Bank Expenses exceed $10,000.

a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

duly executed signatures to the completed Borrowing Resolutions for Borrower;

such further documents as Bank may reasonably request to effect the purposes of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

UPWORK INC.

By	/s/ Brian Levey
Name: Brian Levey
Title: General Counsel and Secretary

ELANCE, INC.

By	/s/ Junko Swain
Name: Junko Swain
Title: Treasurer

UPWORK GLOBAL INC.

By	/s/ Brian Levey
Name: Brian Levey
Title: General Counsel and Secretary

UPWORK TALENT GROUP INC.

By	/s/ Junko Swain
Name: Junko Swain
Title: Treasurer

BANK:

SILICON VALLEY BANK

By	/s/ Ashlee Kaji
Name: Ashlee Kaji
Title: Vice President

EXHIBIT B

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	UPWORK INC., ELANCE, INC., UPWORK GLOBAL INC., and UPWORK TALENT GROUP INC.

Under the terms and conditions of the Loan and Security Agreement between Upwork Inc., Elance, Inc., Upwork Global Inc., and Upwork Talent Group Inc. (each and together, jointly and severally, “Borrower”) and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements with Compliance Statement	Monthly within 30 days	Yes No

Annual financial statements (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 30 days	Yes No

Borrowing Base Statement	Monthly within 30 days	Yes No

Board approved projections	FYE within 60 days and as amended/updated	Yes No

Recurring revenue cohort report	Quarterly within 30 days	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual		Complies
Maintain as indicated:
Minimum Adjusted Quick Ratio	1.30:1.00		:1.00	Yes No
Minimum EBITDA	*	$		Yes No

*	See Section 6.9(b)

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I. Adjusted Quick Ratio (Section 6.9(a))

Required:

Maintain at all times, to be certified to Bank as of the last day of each month, an Adjusted Quick Ratio of equal to or greater than 1.30 to 1.00. Additionally, the component of Quick Assets which makes up Borrower’s unrestricted and unencumbered cash in Deposit Accounts maintained with Bank shall be equal to or greater than Ten Million Dollars ($10,000,000).

Actual:

A.	Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with Bank	$
B.	Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with financial institutions other than Bank subject to a Control Agreement in favor of Bank	$
C.	Aggregate value of cash and Cash Equivalents of Upwork Escrow Inc.	$
D.	Aggregate value of the accounts receivable of Borrower determined according to GAAP	$
E.	Aggregate value of the accrued hourly billing liabilities of Borrower determined according to GAAP	$
F.	Quick Assets (line A plus line B plus line C plus line D minus line E)	$
G.	Aggregate value of principal amount of the Term Loan A outstanding and Advances	$
H.	Aggregate value of Borrower’s accounts payable determined according to GAAP	$
I.	The sum of lines G and H	$
J.	Adjusted Quick Ratio (line F divided by line I)		:1.00

Is line J equal to or greater than 1.30:1:00?

             No, not in compliance                                                                                                        Yes, in compliance

Is line A equal to or greater than $10,000,000?

             No, not in compliance                                                                                                       Yes, in compliance

II. EBITDA (Section 6.9(b))

Required:	Achieve, measured as of the last day of each fiscal quarter during the following periods, EBITDA of at least (loss not worse than) the following amounts:

Period	Minimum EBITDA (maximum loss)
Trailing three (3) month period ending September 30, 2017	$500,000
Trailing six (6) month period ending December 31, 2017	($3,000,000)
Trailing nine (9) month period ending March 31, 2018	($6,000,000)
Trailing twelve (12) month period ending June 30, 2018	($5,000,000)
Trailing twelve (12) month period ending September 30, 2018	($4,000,000)
Trailing twelve (12) month period ending December 31, 2018	($2,000,000)
Trailing twelve (12) month period ending March 31, 2019	$1.00
June 30, 2019 and thereafter	Bank and Borrower shall use reasonable efforts to mutually agree in good faith upon reasonable minimum EBITDA numbers consistent with past practices based on Borrower’s projections approved by the Board delivered pursuant to Section 6.2(f); provided failure to so agree on or before March 31 of such fiscal year shall be an immediate Event of Default

Actual:

A.	Net Income	$
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$
	2. Income tax expense	$
	3. Depreciation expense	$
	4. Amortization expense	$
	5. Non-cash stock compensation expense	$
	6. Other non-operating non-cash income and expenses, excluding foreign currency gains/losses	$
	7. Write-off or impairment of intangible assets	$
	8. Costs and expenses in connection with the repayment of Indebtedness owing to Pacific Western Bank on the Effective Date	$
	9. Costs and expenses in connection with the negotiation and preparation of the Loan Agreement and the other Loan Documents	$

10.  In respect of foreign currency gains/losses, (A) up to $500,000 in the trailing three (3) month period ending September 30, 2017, (B) up to $750,000 in the trailing six (6) month period ending December 31, 2017 and the trailing nine (9) month period ending March 31, 2018, and (C) up to $1,000,000 thereafter

$
	11. Other non-cash expenses approved by Bank in writing on a case-by-case basis	$
	12. Sum of lines B.1 through B.12	$
C.	EBITDA (line A plus line B.12)	$

Is line C at least (loss not worse than) $______________?

             No, not in compliance                                                                                                   Yes, in compliance

Schedule A

Pursuant to Section 5 of this Amendment and Section 5.1 of that certain Loan Agreement, the following are updates to the Perfection Certificate:

1f. Upwork Inc. is registered to transact business as a foreign entity in California, Colorado, Florida, Georgia, Illinois, Oregon and Tennessee.

4b. The table in Section 4b is amended as follows:

Complete street and mailing address, including county	Name of Company/Subsidiary	Equipment/Inventory/other Collateral
441 Logue Avenue, Mountain View, CA 94043, Santa Clara County	Upwork Inc.	Furniture and equipment
475 Brannan Street, Suite 400 and 430, San Francisco, CA 94107, San Francisco County	Upwork Inc.	Furniture and equipment
224 N. Desplaines Street, Suite 350 and 400, Chicago, IL 60661, Cook COunty	Upwork Inc.	Furniture and equipment
Tordenskiolds gate 3, 0160 Oslo, Norway	Elance Limited	Furniture and equipment
241 Walsh Ave, Floor 1, Suite Note, Santa Clara, CA 95051, Santa Clara County	Upwork Inc.	Servers and equipment

6a. The entry for debt owed to Pacific Western Bank in the amount of $262,878 with a maturity date of June 30th, 2019 is deleted.

8. In the ordinary course of business from time to time, Borrower receives threats of litigation from its users that include indefinite amounts of damages, however, to the Borrower’s knowledge, there is no threatened litigation or claims against Borrower that are reasonably expected to exceed $50,000 in liability. In addition to the disclosures in the existing Perfection Certificate, Borrower received one complaint filed on November 13, 2017, MFA Oil Company, Janice Serpico and Tami Ensor vs. Upwork Global Inc., United States District Court for the Western District of Missouri, Central Division, Case No. 2:17-cv-4222. No specific monetary demand was stated in the complaint, but Borrower believes all claims therein have no merit.

Schedule 2(c)

Upwork’s updated capitalization table as of November 21, 2017 was provided to Bank via email on November 21, 2017 and titled “11.21.17 Board Upwork Detailed Cap Reconciled.pdf”

Schedule 11

Updates:

Brian Kinion is Chief Financial Officer of Upwork Inc. and Upwork Global Inc.

Brian Levey is General Counsel and Secretary of Upwork Inc. and Upwork Global Inc. and has tendered his resignation as Chief Financial Officer of Upwork Inc. and Upwork Global Inc.

Zoe Harte is Senior Vice President, HR & Talent Innovation of Upwork Inc.